Exhibit 10.2
Translated from the original Hebrew

Resignation Agreement

Signed on November 9, 2011

Between	Dr. Baruch Stern, ID no. 069523561	(Hereinafter Dr. Stern) The first party

And	Medgenics Medical Israel Ltd., Company No. 512919952	(Hereinafter the Company) The second party

Whereas	Dr. Stern is employed by the Company in accordance with an employment contract valid from April 20, 2006 (hereinafter the Employment Contract);

And whereas	During a discussion with Dr. Stern November 3, 2011, the matter of his continued employment in the Company was raised;

And whereas
Dr. Stern expressed his desire to terminate his employment with the Company on the condition that he receives payment of the funds to which he is entitled as a dismissed employee in accordance with the law and as stipulated in the Employment Contract, and as stipulated in this agreement, as follows;

It is accordingly agreed between the two parties as follows:

1.	The introduction to this document forms an integral part of the Agreement.

2.	Immediately upon signature of this agreement by the parties, Dr. Stern’s appointment as Chief Scientific Officer of Medgenics, Inc. and a member of the management of the company will terminate.

3.
The employer – employee relationship between the two parties will be terminated at the end of the 14 and one half-month period from the date on which this Agreement is signed, subject to the following:

3.1.
The first three months will be regarded as advance notice, and during this period, Dr. Stern will make himself available to the Company for work purposes and to assist with the transfer of his responsibilities in accordance with directions that he will receive from the Company from time to time and as required. During this period, Dr. Stern will be paid his salary in full, including payments for managers’ insurance, study fund, and accumulated vacation, as well as continued use of a company car (hereinafter the First Period).

3.2.
At the end of the First Period, all remaining vacation days that have accumulated will be redeemed in a cash payment, and from this date onwards no further vacation days will be accumulated. Similarly, at the end of the First Period, Dr. Stern will return to the Company all equipment and documents given to him in the framework of his employment excluding the company car which he will retain for his use until termination of the employer/employee relationship.

3.3.
Based on Section 11 of the Employment Contract, Dr. Stern will receive payment for the remaining 11 and one half months (hereinafter, the Second Period). During this period, Dr. Stern will be on vacation, released from his work duties in the Company, while the Company will continue to pay his full salary, including payments for managers’ insurance and the study fund, but excluding any accumulation of vacation days. For the purpose of clarification, it is hereby noted that according to the Employment Contract, the working relationship between the two parties should be terminated at the end of the First Period; however in order to facilitate the continued payment of salary to Dr. Stern also during the Second Period, it was agreed that the work relationship would be extended to include the Second Period as stipulated in this Agreement.

3.4.
Should Dr. Stern wish to end the employer/employee relationship between himself and the Company during the course of the Second Period and before this Period comes to an end, he will notify the Company in writing at least 30 days in advance. In this case, the employer/employee relationship will be terminated before the end of the Second Period and the Company will pay Dr. Stern's salary for the remainder of the period. In order to calculate the amount to be paid to redeem the remaining period, the Company's contributions to the managers’ insurance policy and to the study fund will be taken into account.

3.5.
When the employer/employee relationship is terminated, Dr. Stern will return the Company car to the Company, and the final account will be settled, including the release of the managers’ insurance policy and the study fund. The severance pay accumulated in the managers’ insurance policy will be deducted from the severance pay due in accordance with the law based on a determining monthly salary of NIS37,500, and the Company will pay the difference to Dr. Stern. In addition, Dr. Stern will receive confirmation of the period of employment and its termination.

4.
Dr. Stern confirms that subject to the payments to which he is entitled, as set out above in this agreement, he neither has nor will have additional claims and/or demands on the company. Dr. Stern reconfirms the commitments he took upon himself towards the Company as stipulated in the Employment Contract, including a commitment to maintain confidentiality.

5.
The Company confirms that subject to Dr. Stern fulfilling his obligations in accordance with the employment contract and with this agreement, it [the Company] does not and will not have any demands or claims on Dr. Stern.

6.
It is the intention of both parties that from the beginning of the Second Period as defined in Section 2.3 above, Dr. Stern will provide the company with professional advice in areas and for financial remuneration that will be agreed upon separately.

In witness whereof the Parties hereto have signed:

/s/ Dr. Baruch Stern	/s/ Phyllis Bellin
Dr. Baruch Stern	The Company